Exhibit 99.1

KROGER REPORTS STRONG FOURTH QUARTER RESULTS

Identical Supermarket Sales Increased 5.3% without Fuel

     CINCINNATI, Ohio, March 13, 2007 – The Kroger Co. (NYSE: KR) today reported total sales increased 14.5% to $16.9 billion for the fourth quarter ended February 3, 2007. After adjusting for the extra week in the fourth quarter of fiscal 2006, total sales increased 5.7% over the fourth quarter of fiscal 2005.

     Identical supermarket sales increased 5.6% with fuel and 5.3% without fuel, based on a 13-week period in both years.

     “Kroger’s strong fourth quarter results demonstrate once again that our associates understand the importance of offering customers improved service, product quality and selection, and value,” said David B. Dillon, Kroger chairman and chief executive officer. “Our Company delivered another quarter of impressive identical sales growth – the key driver of our objective to increase earnings and create value for our shareholders.”

     Net earnings in the fourth quarter totaled $384.8 million, or $0.54 per diluted share. The current quarter benefited by $0.03 per diluted share from the adjustments of certain deferred tax balances. This was not contemplated in the Company’s guidance.

     Net earnings in the same period last year were $282.1 million, or $0.39 per diluted share.

     Other highlights of the fourth quarter included:

  FIFO gross margin declined 37 basis points to 24.48% of sales. Excluding the effect of retail fuel operations, FIFO gross margin declined 29 basis points. Kroger continued to invest in lower prices for customers.
  Operating, general and administrative (OG&A) costs as a percentage of sales decreased 32 basis points to 17.65%. Excluding the effect of retail fuel operations and stock option expense, OG&A declined 34 basis points.

  Total debt was $7.1 billion, a reduction of $172.9 million from a year ago.
  Kroger repurchased 4.6 million shares of stock at an average price of $23.13 for a total investment of $105.8 million. At the end of the fourth quarter, $233.0 million remained under the $500 million stock buyback announced in May 2006.

     Since January 2000, Kroger has invested $5.6 billion to repurchase shares and to reduce debt. Of this total, $3.6 billion was used to repurchase 184.7 million shares at an average price of $19.56 per share. Debt was reduced by $2.0 billion.

Fiscal Year 2006 Results

     For the full 2006 fiscal year, total sales increased 9.2% to $66.1 billion. After adjusting for the extra week in fiscal 2006, total sales increased 7.0% over fiscal 2005. Identical supermarket sales increased 6.4% with fuel and 5.6% without fuel, based on a 53-week period in both years.

     Net earnings for fiscal 2006 were $1.11 billion, or $1.54 per diluted share. Fiscal 2006 included a 53rd week that benefited the year by an estimated $0.07 per diluted share. It also included $0.03 of expense per diluted share for legal reserves recorded in the first quarter. Both of these items were contemplated in the Company’s December guidance of 8 – 10% growth in earnings per diluted share. Additionally, fiscal 2006 benefited by $0.03 per diluted share from the adjustments of certain deferred tax balances that were not contemplated in the Company’s guidance.

     In fiscal 2005, net earnings were $958.0 million, or $1.31 per diluted share.

     “Kroger delivered consistently strong results during 2006, exceeding our original guidance for both identical supermarket sales and earnings per share,” said Mr. Dillon. “These results and the gains we have made in market share throughout the year indicate that Kroger continues to compete effectively in this challenging environment. Our associates’ commitment to our plan will continue to enable us to deliver the service and value our customers expect.”

Fiscal 2007 Guidance

     Based on the momentum of its fiscal 2006 performance, Kroger anticipates earnings of $1.60 – $1.65 per diluted share in fiscal 2007. This equates to 9 – 12% growth from the adjusted fiscal 2006 earnings per diluted share shown in Table 5. Shareholder return will be further enhanced by the Company’s dividend.

     Kroger’s earnings per share growth in fiscal 2007 will be driven by strong identical sales, slightly improving operating margins, and fewer shares outstanding. This growth rate assumes a stable labor environment. The Company expects identical supermarket sales growth of 3 - 5%, excluding fuel sales, for fiscal 2007.

     “Our performance last year is the result of the hard work and dedication of our associates. We appreciate their continued efforts on behalf of our customers and look forward to their contributions in 2007,” Mr. Dillon said.

     Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. The Company focuses its charitable efforts on hunger relief, K-12 education, women’s health initiatives and local organizations in the communities it serves. At the end of fiscal 2006, the Company operated (either directly or through its subsidiaries) 2,468 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 779 convenience stores, 412 fine jewelry stores, 631 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “anticipates,” “will,” “guidance,” and “expects.” Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, operating margin, earnings per share, and earnings per share growth.

These same factors could affect the extent to which our strategic plan is successful. Earnings per share and earnings per share growth also will be affected by the number of shares outstanding and our success in reducing the number of shares outstanding. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on March 13, 2007 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through March 23, 2007.

# # #

Kroger Contacts:
Media:	Meghan Glynn (513) 762-1304
Investors:	Carin Fike (513) 762-4969

     Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	FOURTH QUARTER				YEAR TO DATE
	2006		2005		2006		2005
SALES	$16,858.7	100.00%	$14,719.5	100.00%	$66,111.2	100.00%	$60,552.9	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING,
WAREHOUSING AND TRANSPORTATION (a),
AND LIFO CHARGE (b)	12,728.3	75.50	11,062.0	75.15	50,115.3	75.80	45,564.7	75.25
OPERATING, GENERAL AND ADMINISTRATIVE (a)	2,976.3	17.65	2,645.9	17.98	11,838.9	17.91	11,025.6	18.21
RENT	161.2	0.96	147.5	1.00	649.7	0.98	661.4	1.09
DEPRECIATION	299.1	1.77	295.6	2.01	1,271.8	1.92	1,265.3	2.09
OPERATING PROFIT	693.8	4.12	568.5	3.86	2,235.5	3.38	2,035.9	3.36
INTEREST	115.7	0.69	116.4	0.79	487.5	0.74	510.4	0.84
EARNINGS BEFORE TAX EXPENSE	578.1	3.43	452.1	3.07	1,748.0	2.64	1,525.5	2.52
TAX EXPENSE	193.3	1.15	170.0	1.15	633.1	0.96	567.5	0.94
NET EARNINGS	$384.8	2.28%	$282.1	1.92%	$1,114.9	1.69%	$958.0	1.58%
NET EARNINGS PER BASIC COMMON SHARE	$0.55		$0.39		$1.56		$1.32
SHARES USED IN BASIC CALCULATION	705.8		723.9		715.2		724.5
NET EARNINGS PER DILUTED COMMON SHARE	$0.54		$0.39		$1.54		$1.31
SHARES USED IN DILUTED CALCULATION	715.2		730.3		723.0		731.2

Note: Certain per share amounts and percentages may not sum due to rounding.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $49.5 and $27.4 were recorded for fiscal years 2006 and 2005, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	February 3,	January 28,
	2007	2006
ASSETS
Current Assets
Cash	$156.9	$147.3
Cash - Temporary investments	32.4	62.6
Store deposits in-transit	613.9	488.6
Receivables	778.0	686.1
Inventories	4,609.1	4,485.7
Prepaid and other current assets	564.5	596.0
Total current assets	6,754.8	6,466.3
Property, plant and equipment, net	11,779.5	11,364.6
Goodwill, net	2,192.3	2,192.3
Other assets	488.2	459.2
Total Assets	$21,214.8	$20,482.4

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$906.0	$554.4
Accounts payable	3,803.6	3,545.9
Accrued salaries and wages	796.2	780.1
Deferred income taxes	268.4	217.2
Other current liabilities	1,806.8	1,617.5
Total current liabilities	7,581.0	6,715.1
Long-term debt including capital leases and lease-
financing obligations
Long-term debt, at face value, including capital leases
and lease-financing obligations	6,136.0	6,651.0
Adjustment to reflect fair value interest rate hedges	17.8	27.3
Long-term debt including capital leases and
lease-financing obligations	6,153.8	6,678.3
Deferred income taxes	721.6	842.6
Other long-term liabilities	1,835.4	1,856.2
Total Liabilities	16,291.8	16,092.2
Shareowners’ equity	4,923.0	4,390.2
Total Liabilities and Shareowners’ Equity	$21,214.8	$20,482.4
Total common shares outstanding at end of period	704.8	722.7
Total diluted shares year to date	723.0	731.2

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR TO DATE
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$1,114.9	$958.0
Adjustment to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	1,271.8	1,265.3
LIFO charge	49.5	27.4
Stock based compensation	71.9	7.3
Expense for Company-sponsored pension plans	161.4	138.2
Deferred income taxes	(60.4)	(63.2)
Other	19.9	38.3
Changes in operating assets and liabilities, net
of effects of acquisitions:
Store deposits in-transit	(125.3)	17.8
Receivables	(89.5)	(19.1)
Inventories	(172.9)	(157.0)
Prepaid expenses	(42.5)	31.5
Accounts payable	256.2	(79.8)
Accrued expenses	97.8	154.5
Income tax payables and receivables	(3.8)	199.9
Contribution to company sponsored pension plan	(150.0)	(300.0)
Other long-term liabilities	(48.2)	(27.4)
Net cash provided by operating activities	2,350.8	2,191.7

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(1,683.1)	(1,306.5)
Proceeds from sale of assets	142.8	69.2
Other	(46.7)	(42.1)
Net cash used by investing activities	(1,587.0)	(1,279.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	10.2	13.8
Proceeds from lease-financing transactions	15.0	76.0
Payments for long-term debt	(556.0)	(102.9)
Borrowings (payments) on bank revolver	351.8	(694.3)
Dividends paid	(139.8)	-
Proceeds from issuance of common stock	168.4	77.6
Treasury stock purchases	(633.0)	(251.8)
Other	(1.0)	35.1
Net cash used by financing activities	(784.4)	(846.5)

NET INCREASE (DECREASE) IN CASH	(20.6)	65.8

CASH AT BEGINNING OF YEAR	209.9	144.1
CASH AT END OF YEAR	$189.3	$209.9

Reconciliation of capital expenditures
Payments for property and equipment	$(1,683.1)	$(1,306.5)
Changes in construction-in-progress payables	(94.4)	-
Total capital expenditures	$(1,777.5)	$(1,306.5)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$514.2	$510.8
Cash paid during the year for income taxes	$615.2	$430.6

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER
	2006	2005
INCLUDING FUEL CENTERS	$15,234.6	$14,422.0
EXCLUDING FUEL CENTERS	$14,299.9	$13,583.1

INCLUDING FUEL CENTERS	5.6%	6.2%
EXCLUDING FUEL CENTERS	5.3%	4.7%

COMPARABLE SUPERMARKET SALES (b)

	FOURTH QUARTER
	2006	2005
INCLUDING FUEL CENTERS	$15,651.4	$14,773.5
EXCLUDING FUEL CENTERS	$14,681.6	$13,915.0

INCLUDING FUEL CENTERS	5.9%	6.7%
EXCLUDING FUEL CENTERS	5.5%	5.1%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters and is not scheduled to be closed.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations, and is not scheduled to be closed.

Table 5. Adjusted Earnings Per Diluted Share
(unaudited)

The adjusted earnings per diluted share amount illustrated below should not be considered as a GAAP measure of performance. It is included for purposes of calculating anticipated fiscal year 2007 earnings per diluted share.

Year-to-date
2006
Reported earnings per diluted share	$1.54
Adjustments to deferred tax accounts	(0.03)
Benefit of 53rd week	(0.07)
Legal reserve charge	0.03
Adjusted earnings per diluted share	$1.47